                                                                    EXHIBIT 23.5

                 CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Joint Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Wyndham International, Inc. of our report dated February 11, 1998, except for Note 21, as to which the date is March 1, 1998, and Note 3, as to which the date is March 30, 1998, on our audit of the consolidated financial statements of Interstate Hotels Company as of December 31, 1996 and 1997, and for the three years in the period ended December 31, 1997, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

/s/PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
April 13, 1999